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                                                                      EXHIBIT 99


[GRAPHIC OMITTED]

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SEPTEMBER 23, 2002
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          WILLIAMS SELLS INTEREST IN ALLIANCE PIPELINE FOR $173 MILLION

TULSA, OKLA. -- Williams (NYSE:WMB) announced today that it has reached an agreement to sell its ownership interest in the Canadian and United States segments of the Alliance pipeline to Enbridge Inc. for approximately $173 million cash.

Steve Malcolm, chairman, president and chief executive officer, said, "We are getting things done to strengthen our finances. This is the third transaction we've announced over the past eight days related to asset sales that are already completed or in progress."

A unit of Williams' gas pipelines business held a 14.6 percent ownership interest in the 1,900-mile Alliance pipeline that transports natural gas from western Canada to the Chicago area.

The sale is expected to close within 60 days, subject to regulatory approvals and the rights of other Alliance owners to acquire their pro rata share of Williams' interest.

Williams is retaining its interest in the Aux Sable natural gas liquids plant, which processes all gas transported on the Alliance pipeline. Williams' subsidiaries wholly own and operate 20,400 miles of natural gas pipeline, comprised of the Transco, Northwest and Texas Gas systems. These pipelines serve major markets like Seattle, Portland, Ore., Atlanta, New York City and Memphis, Tenn.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.


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CONTACT INFORMATION:


      Kelly Swan       Williams Media Relations      918-573-6932          kelly.swan@williams.com
    Chris Stockton     Williams Media Relations      713-215-2010    christopher.l.stockton@williams.com
    Jay Henderson     Williams Investor Relations    918-573-3879         jay.henderson@williams.com
    Richard George    Williams Investor Relations    918-573-3679        richard.george@williams.com